Exhibit 99.1

News Release
Analysts and Media Contact:
Susan Giles (972) 855-3729

Atmos Energy Corporation Names
Haefner as President and Chief Executive Officer;
Cocklin named Executive Chairman

DALLAS (August 2, 2017)—Atmos Energy Corporation (NYSE: ATO) today announced that its Board of Directors has appointed Michael E. Haefner, currently President and Chief Operating Officer, to the position of President and Chief Executive Officer, effective October 1, 2017. In addition, the Board has appointed Kim R. Cocklin, currently Chief Executive Officer, to the position of Executive Chairman of the Board of Directors, effective October 1, 2017. Robert W. Best, currently Chairman of the Board of Directors, will continue to serve as a Director on the Board after October 1, 2017.
The Board has planned for this succession for several years, initially appointing Haefner as Executive Vice President, effective October 1, 2014, and then promoting him to President and Chief Operating Officer on October 1, 2015. Haefner, 57, joined Atmos Energy in 2008 as Senior Vice President of Human Resources after serving in leadership positions at Sabre Holdings Corporation, American Airlines and Eastman Kodak. Mike has a bachelor’s degree in mathematics from St. John Fisher College in Rochester, New York and a master’s degree in computer science from the State University of New York at Buffalo.
“The Atmos Board has always made leadership development and executive succession planning one of its most salient priorities,” said Cocklin. “Mike has built a strong management team and the Board has every confidence that the Company will continue to grow and thrive under Mike’s leadership.”
“We have a great Company and I look forward to continuing to work with Kim, our Board of Directors, our leadership team and the over 4,700 committed and dedicated employees to add to our strong foundation and future success,” said Haefner.
Bob Best served as Chairman and Chief Executive Officer from 1997 to October 1, 2010, when he assumed the sole title of Chairman of the Board. “We are deeply indebted to Bob for his charismatic leadership, for leading the Company’s growth from 700,000 customers to over 3,000,000 customers and for coaching and mentoring most of the senior leaders in the Company,” said Cocklin. “Bob created an employee focused, high performance culture and he will continue to be an important and instrumental part of the Company as a member of the Board of Directors.”

About Atmos Energy
Atmos Energy Corporation, headquartered in Dallas, is the country's largest fully-regulated, natural-gas-only distributor, serving over three million natural gas distribution customers in over 1,400 communities in eight states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. For more information, visit www.atmosenergy.com.

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